Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of
Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Third Quarter 2004 Earnings

(Bassett, Va.) – September 28, 2004 – Bassett Furniture Industries Inc. (NASDAQ: BSET) announced today its earnings for its third fiscal quarter ended August 28, 2004.

Sales for the third quarter of 2004 were $78.6 million, down 1% from third quarter 2003 levels. The growth in the Company’s ongoing distribution channels, fueled by increased shipments to Bassett Furniture Direct stores (BFDs) and greater demand for juvenile products, were again offset by attrition with JCPenney and independent furniture stores. Year-to-date shipments into the BFD channel were up $14.6 million or 13% over 2003, offsetting attrition in other channels (including an $8.7 million decrease with JCPenney and a $4.1 million decrease with smaller independent furniture stores).

The Bassett Furniture Direct retail store program continues to grow with 109 stores currently in operation. The Company expects licensees to open 11 additional stores in the fourth quarter and end fiscal year 2004 with 120 BFD stores. Sales to BFD stores were 58% of total wholesale shipments in the first nine months of 2004 compared to 52% in the first nine months of 2003.

The Company reported net income for the quarter of $1.1 million or $.10 per share as compared to $1.6 million or $.13 per share for the third quarter of 2003. Excluding the previously announced $1.2 million restructuring charge for closing the Macon, Ga., wood manufacturing facility, net income would have been $2.0 million or $.17 per share. On a year-to-date basis, the Company has recorded net income of $5.3 million or $.45 per diluted share, after both realizing a $3.9 million gain on the sale of its former California upholstery facility and recognizing $4.1 million in restructuring and impaired asset charges in 2004. This compares to a $3.7 million net loss in the first nine months of 2003. Excluding restructuring and impaired asset charges and, in 2003, the cumulative effect of an accounting change, net income for the first nine months of 2004 was $5.5 million or $.46 per diluted share compared to $3.5 million or $.30 per share in the first nine months of 2003.* A reconciliation to the net income and earnings per share for such periods has been set forth below.

The 2004 year-to-date earnings improvement resulted from a combination of sales growth, an increased mix of imported product and improved performance from LRG and the Company-owned BFD stores. This improvement was primarily due to a reduction in selling, general, and administrative expenses, resulting from the actions taken in 2003 that lowered the expense structure of these BFD stores.

“We continue to be pleased with the growth of our BFD store program, the success of new product introductions such as Continental Sketchbook and the improvement in our pre-charge operating earnings,” said Robert H. Spilman Jr., president and chief executive officer. “We expect to see better sales and earnings in the fourth quarter through a combination of the new BFD stores that will open, the seasonally strong September/October retail buying period, and the efficiencies gained by the consolidation of the Macon production into other facilities. We are also very excited about our new John Elway home entertainment collection making its debut at the upcoming October Furniture Market in High Point.”

The Company increased inventories $8.6 million during the quarter to support the introduction of new collections and provide better service levels for key imported items. For the year, the Company has utilized nearly $9 million in cash, reflecting in part the increased inventories and the Company’s continued payment of its quarterly dividend. Additionally, the proceeds of selling property has been reinvested primarily in retail real estate and the Company has increased its investment portfolio by $6.3 million.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on December 1, 2004, to shareholders of record on November 15, 2004.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 100 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

*	The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements contained in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the third quarter of fiscal year 2004, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 28, 2004		13 Weeks Ended August 30, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$78,585	100.0%	$79,433	100.0%
Cost of sales	58,495	74.4%	59,598	75.0%

Gross profit	20,090	25.6%	19,835	25.0%

Selling, general and administrative	19,009	24.2%	19,713	24.8%
Restructuring and impaired asset charge	1,220	1.6%	—	0.0%

Income (loss) from operations	(139)	-0.2%	122	0.2%
Other income, net	1,585	2.0%	1,767	2.2%

Income before income taxes	1,446	1.8%	1,889	2.4%
Income tax provision	(318)	-0.4%	(332)	-0.4%

Net income	$1,128	1.4%	$1,557	2.0%

Basic earnings per share:	$0.10		$0.13

Diluted earnings per share:	$0.10		$0.13

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 third quarter amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	39 Weeks Ended August 28, 2004		39 Weeks Ended August 30, 2003
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$235,508	100.0%	$233,913	100.0%
Cost of sales	175,332	74.4%	174,326	74.5%

Gross profit	60,176	25.6%	59,587	25.5%

Selling, general and administrative	57,289	24.3%	60,001	25.7%
Gain on sale of property	(3,890)	-1.7%	—	0.0%
Restructuring and impaired asset charges	4,060	1.7%	3,200	1.4%

	57,459	24.4%	63,201	27.0%

Income (loss) from operations	2,717	1.2%	(3,614)	-1.5%
Other income, net	4,499	1.9%	4,730	2.0%

Income before income taxes and cumulative effect of accounting change	7,216	3.1%	1,116	0.5%
Income tax (provision) benefit	(1,876)	-0.8%	84	0.0%

Income before cumulative effect of accounting change	5,340	2.3%	1,200	0.5%

Cumulative effect of accounting change, net of income tax of $3,200	—	0.0%	(4,875)	-2.1%

Net income (loss)	$5,340	2.3%	$(3,675)	-1.6%

Basic earnings (loss) per share:	$0.46		$(0.32)

Diluted earnings (loss) per share:	$0.45		$(0.32)

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	39 Weeks Ended August 28, 2004	39 Weeks Ended August 30, 2003
Net income (loss) as reported	$5,340	$(3,675)
Gain on sale of property, net of income taxes	(2,840)	—
Restructuring and impaired asset charges, net of income taxes	3,004	2,304
Cumulative effect of accounting change, net of income taxes	—	4,875

Net income as adjusted	$5,504	$3,504

Reconciliation of Earnings (Loss) Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)
	39 Weeks Ended August 28, 2004	39 Weeks Ended August 30, 2003
Diluted earnings (loss) per share	$0.45	$(0.32)
Gain on sale of property, net of income taxes	(0.24)	—
Restructuring and impaired asset charge, net of income taxes	0.25	0.20
Cumulative effect of accounting change, net of income taxes	—	0.42

Diluted earnings per share as adjusted	$0.46	$0.30

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)
	13 Weeks Ended August 28, 2004	13 Weeks Ended August 30, 2003
Net income as reported	$1,128	$1,557
Restructuring and impaired asset charges, net of income taxes	903	—

Net income as adjusted	$2,031	$1,557

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)
	13 Weeks Ended August 28, 2004	13 Weeks Ended August 30, 2003
Diluted earnings per share	$0.10	$0.13
Restructuring and impaired asset charge, net of income taxes	0.07	—

Diluted earnings per share as adjusted	$0.17	$0.13

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) August 28, 2004	November 29, 2003
Assets

Current assets
Cash and cash equivalents	$6,327	$15,181
Accounts receivable, net	39,962	39,230
Inventories	44,276	36,454
Deferred income taxes	4,947	5,307
Assets held for sale	2,748	1,881
Other current assets	2,852	4,525

Total current assets	101,112	102,578

Property and equipment, net	41,569	48,800

Investments	75,743	65,151
Retail real estate, net	52,710	32,930
Notes receivable, net	15,504	15,399
Other, net	13,197	15,522

	157,154	129,002

Total assets	$299,835	$280,380

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$18,494	$15,127
Accrued liabilities	22,208	22,341

Total current liabilities	40,702	37,468

Long-term liabilities
Employee benefits	9,529	9,824
Real estate notes payable	15,768	—
Distributions in excess of affiliate earnings	14,541	13,070

	39,838	22,894

Commitments and Contingencies

Stockholders’ equity

Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,688,170 in 2004 and 11,599,936 in 2003	58,441	58,000
Retained earnings	158,465	159,487
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,389	2,531

Total stockholders’ equity	219,295	220,018

Total liabilities and stockholders’ equity	$299,835	$280,380

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended August 28, 2004	39 Weeks Ended August 30, 2003
Operating Activities
Net income (loss)	$5,340	$(3,675)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,534	7,942
Equity in undistributed income of investments	(6,817)	(7,542)
Provision for write-down of property and equipment	2,353	1,530
Cumulative effect of accounting change, net	—	4,875
Provision for losses on trade accounts receivable	900	475
Net gain from sales of investments	(1,215)	(14)
Net gain from sales of property and equipment	(3,890)	(154)
Deferred income taxes	360	(84)
Changes in employee benefit liabilities	(295)	(169)
Changes in operating assets and liabilities, exclusive of assets and liabilities acquired in a business combination:
Trade accounts receivable	(1,632)	(2,818)
Inventories	(7,822)	6,162
Refundable income taxes	—	3,536
Other current assets	(341)	3,667
Accounts payable and accrued liabilities	3,234	(195)

Net cash (used in) provided by operating activities	(2,291)	13,536

Investing Activities
Purchases of property and equipment, net	(9,200)	(4,576)
Proceeds from sales of property and equipment	8,342	477
Proceeds from sales of investments	10,726	17,000
Purchases of investments	(17,021)	(12,000)
Dividends from an affiliate	5,623	5,154
Other, net	994	(441)

Net cash (used in) provided by investing activities	(536)	5,614

Financing Activities
Repayments under revolving credit arrangement	—	(3,000)
Repayments of real estate notes payable	(105)	—
Issuance of common stock, net	1,857	178
Repurchases of common stock	(772)	(1,191)
Cash dividends	(7,007)	(6,947)

Net cash used in financing activities	(6,027)	(10,960)

Net change in cash and cash equivalents	(8,854)	8,190

Cash and cash equivalents, beginning of period	15,181	2,892

Cash and cash equivalents, end of period	$6,327	$11,082

Note - As reflected and explained in the Company’s 2003 Annual Report, 2003 amounts were adjusted to reflect the adoption of FIN 46R for LRG which required consolidation of LRG as of the beginning of 2003.